(d)(2)(iii)

AMENDED SCHEDULE A

to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

ING INVESTMENT MANAGEMENT CO. LLC

Name of Fund	Annual Sub-Advisory Fee (as a percentage of average daily net assets)

ING GET U.S. Core Portfolio — Series 10	0.1125% Offering Period 0.270% Guarantee Period

ING GET U.S. Core Portfolio — Series 11	0.1125% Offering Period 0.270% Guarantee Period

ING GET U.S. Core Portfolio — Series 12	0.1125% Offering Period 0.270% Guarantee Period

ING GET U.S. Core Portfolio — Series 13	0.1125% Offering Period 0.270% Guarantee Period

ING GET U.S. Core Portfolio — Series 14	0.1125% Offering Period 0.270% Guarantee Period